January 2015 Pricing Sheet dated January 30, 2014 relating to Preliminary Terms No. 271 dated December 31, 2014 Registration Statement No. 333-199966 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due May 4, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — January 30, 2015
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$14,044,350
Payment at maturity:

If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,

     $10 + leveraged upside payment

     In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,

     $10 × index performance factor

     This amount will be less than or equal to the stated principal amount of $10 per PLUS.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date, which was 1,994.99
Final index value:	The closing level of the underlying index on the valuation date
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.20 (112.00% of the stated principal amount) per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	January 30, 2015
Original issue date (settlement date):	February 4, 2015
Valuation date:	April 29, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 4a-I
Maturity date:	May 4, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:	48127P218 / US48127P2184
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10	$0.175(2)	$9.775
		$0.05(3)
Total	$14,044,350.00	$315,997.875	$13,728,352.125

(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.667 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” in the accompanying preliminary terms.

Preliminary terms no. 271 dated December  31, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214009752/e62116fwp.htm

Product supplement no. 4a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November  7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.